Exhibit (a)(6)

LVB ACQUISITION, INC.

INDIVIDUAL RESTRICTED STOCK UNIT EXCHANGE SCHEDULE

Employee Name:

Eligible RSUs		New RSUs
Grant Date	Total Number of RSUs	Type of RSU	Number of RSUs	Total Number of New RSUs
Time-Based RSUs
Performance-Based RSUs